Marathon Petroleum Corp. Reports Full-Year and Fourth-Quarter Results

•	Reported full-year income of $2.6 billion and adjusted income of $3.3 billion

•	Reported fourth-quarter income of $443 million, or $0.68 per diluted share; adjusted income of $1.0 billion, or $1.56 per diluted share

•	Generated $2.4 billion of operating cash flow in the fourth quarter

•
Executed across all business segments in the fourth quarter: $420 million of realized synergies, strong refining margin and utilization, solid retail margin capture, and continued progress across midstream projects

FINDLAY, Ohio, Jan. 29, 2020 – Marathon Petroleum Corp. (NYSE: MPC) today reported net income of $443 million, or $0.68 per diluted share, for the fourth quarter of 2019 compared to $951 million, or $1.35 per diluted share, for the fourth quarter of 2018.

Fourth-quarter 2019 results include a pre-tax charge of $1.2 billion primarily related to a midstream goodwill impairment related to MPLX LP (NYSE: MPLX). Details on this and other adjustments are shown in the accompanying release tables. Adjusted net income was $1.0 billion, or $1.56 per diluted share, for the fourth quarter of 2019, compared to $1.7 billion, or $2.41 per diluted share, for the fourth quarter of 2018.

MPC returned $409 million of capital to shareholders during the fourth quarter and $3.3 billion for the full year 2019, including $2.0 billion of share repurchases. In addition, the company announced a 9.4% increase in its quarterly dividend to $0.58 per share.

“This quarter demonstrated our continued ability to execute across all segments and capture incremental synergies at an accelerated pace,” said Gary R. Heminger, chairman and chief executive officer. “In refining, we continued our focus on margin enhancement opportunities and progressed several projects including completion of the first phase of the Garyville coker expansion project. Our commercial team optimized crude sourcing and product placement opportunities across all regions of our business. The team’s commitment to execution enabled us to achieve 94% utilization and strong capture of 105% for the quarter. Across the retail footprint, our team converted over 700 stores since the combination, positioning us to capture merchandise growth and synergy opportunities. And within midstream, we advanced several long-haul pipeline projects that are key to the development of our integrated Permian-to-Gulf Coast logistics system and are expected to generate returns that meaningfully exceed our hurdle rates.

“As we look into 2020, we are optimistic about the prospects for our business,” continued Heminger. “With continuous progress of high-grading our midstream project backlog, MPLX is targeting positive free cash flow, after capital investments and distributions, in 2021. We are progressing the Speedway separation while continuing to identify opportunities to grow merchandise margins through store conversions and remodels. In refining, we have made significant enhancements in the operations and reliability of the assets we acquired. And we continue to believe that the configuration and upgrading capacity at our coastal refineries positions us well to capture the market opportunities that are expected to arise from implementation of IMO 2020 regulations.”

Synergies

MPC realized $420 million of synergies in the fourth quarter. The majority of the synergy capture was in the Refining and Marketing segment, including: $62 million from catalyst formulation improvements at multiple refineries, $55 million in crude supply optimization in the Mid-Continent region, and $15 million in marine optimization.

The company realized $1.1 billion of total synergies in 2019, exceeding the targeted $600 million of annual gross run-rate synergies. The majority of the synergy capture for the year related to operational and commercial performance in the Refining and Marketing segment, including: $128 million in catalyst formulation enhancements at seven refineries, $76 million in turnaround execution improvements at the Los Angeles, Martinez, and St. Paul Park refineries, $127 million in crude supply optimization in the Mid-Continent region, and $25 million in improved crude sourcing for the West Coast refineries. The company also realized $121 million of synergies in the Retail segment associated with economies of scale and the application of the Speedway merchandise model at newly converted stores. Lastly, MPC realized $24 million of synergies in the Midstream segment and $109 million of corporate synergies. Corporate synergies were driven by cost eliminations and contract negotiations made possible by the combination.

Segment Results
Income from operations was $841 million in the fourth quarter of 2019 compared to $2.0 billion for the fourth quarter of 2018. Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) was $3.2 billion in the fourth quarter of 2019 compared to $4.1 billion for the fourth quarter of 2018. Adjusted EBITDA excludes refining planned turnaround costs of $153 million for the fourth quarter of 2019 and $232 million for the fourth quarter of 2018.
Full-year income from operations was $5.6 billion in 2019 compared to $5.6 billion in 2018. Adjusted EBITDA was $11.1 billion in 2019 compared to $9.7 billion in 2018. Full-year adjusted EBITDA excludes refining planned turnaround costs of $740 million and $664 million for 2019 and 2018, respectively.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2019	2018	2019	2018
Income from Operations by Segment
Refining & Marketing	$912	$923	$2,367	$2,481
Retail	477	613	1,582	1,028
Midstream	889	889	3,594	2,752
Items not allocated to segments:
Corporate and other unallocated items	(237)	(233)	(805)	(502)
Equity method investment restructuring gains	52	—	259	—
Transaction-related costs	(13)	(183)	(160)	(197)
Litigation	—	—	(22)	—
Impairments	(1,239)	8	(1,239)	9
Income from operations	$841	$2,017	$5,576	$5,571

Midstream
Midstream segment income from operations, which primarily reflects the results of MPLX, was $889 million in the fourth quarter of 2019 compared with $889 million for the fourth quarter of 2018.
Segment EBITDA was $1.2 billion in the fourth quarter of 2019 versus $1.2 billion for the fourth quarter of 2018. Strong performance across MPLX’s base business included increased terminal throughputs. During the quarter, MPLX brought three natural gas processing plants and a fractionation plant online. Additionally, gathered, processed, and fractionated volumes all increased in the fourth quarter of 2019 compared to the fourth quarter of 2018, primarily due to continued growth in the Northeast region.
Full-year income from operations was $3.6 billion for 2019, compared with $2.8 billion for 2018. Segment EBITDA was $4.9 billion for 2019, versus $3.6 billion for 2018.

Retail
Retail segment income from operations was $477 million in the fourth quarter of 2019 compared with $613 million for the fourth quarter of 2018. Segment EBITDA was $636 million in the fourth quarter of 2019 versus $738 million for the fourth quarter of 2018. The decrease in quarterly results was primarily due to lower fuel margins, partially offset by higher merchandise margin contributions.
Retail fuel margin decreased to 28.65 cents per gallon in the fourth quarter of 2019, from 32.35 cents per gallon in the fourth quarter of 2018. Same-store merchandise sales increased by 4.7% year-over-year and same-store gasoline sales volume decreased by 4.2% year-over-year.

Full-year income from operations was $1.6 billion in 2019, compared with $1.0 billion in 2018. Segment EBITDA was $2.1 billion in 2019, versus $1.4 billion in 2018.

Refining & Marketing (R&M)
R&M segment income from operations was $912 million in the fourth quarter of 2019 compared to $923 million for the fourth quarter of 2018. Fourth-quarter 2019 results included a benefit of $153 million for the biodiesel blender’s tax credit attributable to volumes blended in 2018 and the first three quarters of 2019. The benefit was recognized in the fourth quarter since the legislation authorizing the credit was enacted in December 2019. Fourth-quarter 2018 results included estimated costs of $759 million due to purchase accounting-related inventory effects.
Segment adjusted EBITDA was $1.5 billion in the fourth quarter of 2019, versus $2.3 billion for the fourth quarter of 2018. Segment adjusted EBITDA excludes refinery planned turnaround costs, which totaled $153 million in the fourth quarter of 2019 and $232 million in the fourth quarter of 2018. The quarter-over-quarter decrease in R&M earnings was primarily due to narrower sweet and sour crude differentials partially offset by higher blended crack spreads.
R&M margin was $15.55 per barrel for the fourth quarter. Crude capacity utilization was 94%, resulting in total throughputs of 3.1 million barrels per day for the fourth quarter of 2019. Fourth-quarter 2019 clean product yield was 87 percent.
Full-year segment income from operations was $2.4 billion for 2019, compared to $2.5 billion in 2018. Segment adjusted EBITDA was $4.8 billion in 2019, versus $5.1 billion in 2018.

Items Not Allocated to Segments and Other
Items not allocated to segments totaled $1.4 billion of expense in the fourth quarter of 2019, compared to $408 million in the fourth quarter of 2018. Fourth-quarter 2019 results include $1.2 billion of impairment charges primarily related to MPLX goodwill and $13 million of costs incurred in connection with the Speedway separation, midstream strategic review, and other related activities. These items were partially offset by an equity method restructuring gain of $52 million. The non-cash impairment charge is primarily related to goodwill associated with gathering and processing businesses acquired as a part of the Andeavor combination. Fourth-quarter 2018 results included $183 million of transaction-related costs associated with the Andeavor combination.

Strong Financial Position and Liquidity

As of Dec. 31, 2019, the company had $1.5 billion in cash and cash equivalents (excluding MPLX’s cash and cash equivalents of $15 million), $5 billion available under a five-year bank revolving credit facility, $1 billion available under a 364-day bank revolving credit facility, and $750 million available under its trade receivables securitization facility.

Strategic and Operations Update

As previously announced, MPC is targeting early fourth quarter 2020 for the completion of the separation of Speedway. Additionally, the special committee of the MPC board evaluating alternatives to enhance value across the midstream business continues its work and remains on track to provide an update in the first quarter of 2020.

Consistent with MPC’s midstream strategy of developing long-haul pipelines and other logistics solutions, the company progressed several projects during the quarter.

Initial startup of the Gray Oak pipeline began during the fourth quarter, with full service expected in the second quarter of 2020. The pipeline will provide crude oil transportation from the Permian and Eagle Ford Basins to the Texas Gulf Coast region, including Corpus Christi. The Gray Oak pipeline will connect to multiple terminals, including the South Texas Gateway terminal, which is expected to start up in the third quarter of 2020. The terminal is designed to have two deepwater docks, with storage capacity of approximately 8.5 million barrels and up to 800 thousand barrels per day (mbpd) of throughput capacity. MPC owns a 25% interest in both the Gray Oak pipeline and the South Texas Gateway terminal.

The Wink-to-Webster crude oil pipeline, in which MPLX has an equity interest, remains on schedule to be competed in the first half of 2021. The 36-inch diameter pipeline will originate in the Permian Basin and have destination points in the Houston market, including MPC’s Galveston Bay refinery.

Also in the Permian, the Whistler pipeline is being designed to transport approximately 2 billion cubic feet per day of natural gas from Waha, Texas, to the Agua Dulce market in South Texas, ultimately reaching MPC’s Galveston Bay refinery. MPLX has an equity interest in Whistler, which is expected to be placed in service in the second half of 2021.

Reversal of the Capline pipeline continues to progress, with a purge of the mainline completed in the fourth quarter. Once reversed, Capline will be capable of supplying discounted Mid-Continent and Canadian crude to St. James, Louisiana, which has a direct connection to MPC’s Garyville refinery. Capline, which is partially owned by MPC and operated by MPLX, is expected to begin light crude service in mid-2021, with heavy crude service expected in 2022.
In keeping with the company’s retail strategy of driving merchandise growth and operating cost efficiencies, Speedway continues to expand its brand through store conversions of the acquired Andeavor sites. As of December 31, 2019, Speedway had completed 708 store conversions since the combination with Andeavor, putting the company ahead of schedule and on track to complete all planned store conversions in less than two years.
MPC also continues to expand its presence in Mexico. In addition to significant exports from the Gulf Coast and investments in refined product distribution, the company is now supplying over 218 retail sites, including 179 that are branded ARCO as of December 31, 2019. The network of sites in Mexico provides additional product outlets for, and enhanced integration with, the refining business.

In refining, the company is focused on high-return projects that enhance margin, produce higher-value products, and promote resid destruction. At Garyville, the crude revamp project and the first phase of the coker project were commissioned in the fourth quarter of 2019, allowing the company to realize higher coker unit rates from expanded drum sizing. The second phase of the coker project is on schedule to be completed in the first quarter of 2020. Early operating results on the first coker have been very positive and the company has been able to achieve a 17 percent capacity increase, exceeding original project expectations. The company anticipates the second phase to achieve a similar rate increase.

Construction continues on the Dickinson Renewable Diesel project, which remains on schedule for planned completion in late 2020. The project will convert the Dickinson refinery into a 12 mbpd biorefinery that will process corn and soybean oil to produce renewable diesel. MPC intends to sell the renewable diesel into the California market to comply with the California Low Carbon Fuel Standard.

The Los Angeles Refinery Integration and Compliance (LARIC) project to physically connect the adjacent Carson and Wilmington facilities for cleaner and more efficient operations is nearing completion. The last phase, which is the expansion of the Wilmington hydrocracker, is on track to be completed in the first half of 2020.

First Quarter 2020 Outlook

Refining & Marketing Segment:
Refining operating costs per barrel(a)	$6.05
Distribution costs (in millions)	$1,300
Refining planned turnaround costs (in millions)	$425
Depreciation and amortization (in millions)	$440

Refinery throughputs (mbpd):
Crude oil refined	2,775
Other charge and blendstocks	200
Total	2,975

(a)	Includes refining major maintenance and operating costs. Excludes turnaround and depreciation and amortization expenses.

Retail Segment:	Range
Fuel sales (millions of gallons)	2,325	2,450
Merchandise sales (in millions)	$1,450	$1,550

Corporate and unallocated items (in millions)	$225

2020 Capital Plan ($ millions)

MPC (excluding MPLX)
Refining & Marketing Segment:	$1,550
Growth	1,100
Maintenance	450
Retail	550
Midstream Segment (excluding MPLX)	300
Corporate and Other	200
Total MPC (excluding MPLX)	$2,600

MPLX
Growth	1,500
Maintenance	250
Total MPLX	$1,750

Conference Call

At 9:30 a.m. ET today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC’s website at http://www.marathonpetroleum.com and clicking on the “Join the Webcast” link below the “2019 Fourth-Quarter and Full-Year Financial Results.” A replay of the webcast will be available on the company’s website for two weeks. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at https://www.marathonpetroleum.com.

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About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system with more than 3 million barrels per day of crude oil capacity across 16 refineries. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company which owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations
Doug Wendt, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Kheiry, Manager, Communications (419) 421-3312

References to Earnings and Defined Terms
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests. Discretionary free cash flow is defined as operating cash flow less maintenance and regulatory capital.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,“ “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: with respect to the planned Speedway separation, the ability to successfully complete the separation within the expected timeframe or at all, based on numerous factors including the macroeconomic environment, credit markets and equity markets, our ability to satisfy customary conditions, including obtaining regulatory approvals, and the ability to achieve the strategic and other objectives discussed herein; with respect to the Midstream review, our ability to achieve the strategic and other objectives related to the strategic review discussed herein; the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks related to the acquisition of Andeavor Logistics LP by MPLX LP (MPLX), including the risk that anticipated opportunities and any other synergies from or anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all, or disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the risk of further impairments; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans and to effect any share repurchases or to maintain or increase the dividend; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, and in Forms 10-Q, filed with the SEC. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K and Forms 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per-share data)	2019	2018	2019	2018
Revenues and other income:
Sales and other operating revenues	$31,159	$32,333	$124,016	$96,504
Income from equity method investments	64	111	394	373
Net gain on disposal of assets	85	17	307	23
Other income	67	80	163	202
Total revenues and other income	31,375	32,541	124,880	97,102
Costs and expenses:
Cost of revenues (excludes items below)	27,301	28,294	110,243	86,066
Impairment expense	1,197	—	1,197	—
Depreciation and amortization	978	874	3,638	2,490
Selling, general and administrative expenses	857	1,147	3,475	2,418
Other taxes	201	209	751	557
Total costs and expenses	30,534	30,524	119,304	91,531
Income from operations	841	2,017	5,576	5,571
Net interest and other financial costs	302	385	1,247	1,003
Income before income taxes	539	1,632	4,329	4,568
Provision for income taxes	277	437	1,074	962
Net income	262	1,195	3,255	3,606
Less net income attributable to:
Redeemable noncontrolling interest	20	20	81	75
Noncontrolling interests	(201)	224	537	751
Net income attributable to MPC	$443	$951	$2,637	$2,780

Per-share data
Basic:
Net income attributable to MPC per share	$0.68	$1.38	$4.00	$5.36
Weighted average shares:	648	687	659	518
Diluted:
Net income attributable to MPC per share	$0.68	$1.35	$3.97	$5.28
Weighted average shares:	653	704	664	526

Income Summary (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2019	2018(a)	2019	2018(a)
Income from Operations by segment
Refining & Marketing(b)	$912	$923	$2,367	$2,481
Retail	477	613	1,582	1,028
Midstream	889	889	3,594	2,752
Items not allocated to segments:
Corporate and other unallocated items	(237)	(233)	(805)	(502)
Equity method investment restructuring gains(c)	52	—	259	—
Transaction-related costs(d)	(13)	(183)	(160)	(197)
Litigation	—	—	(22)	—
Impairments(e)	(1,239)	8	(1,239)	9
Income from operations	841	2,017	5,576	5,571
Net interest and other financial costs	302	385	1,247	1,003
Income before income taxes	539	1,632	4,329	4,568
Provision for income taxes	277	437	1,074	962
Net income	262	1,195	3,255	3,606
Less net income attributable to:
Redeemable noncontrolling interest	20	20	81	75
Noncontrolling interests	(201)	224	537	751
Net income attributable to MPC	$443	$951	$2,637	$2,780

(a)	Includes the results of Andeavor from the October 1, 2018 acquisition date forward.

(b)
R&M segment results includes a benefit of $153 million and $93 million in the fourth quarter and full year 2019, respectively, for the biodiesel tax credit attributable to volumes blended in prior periods. The benefit was recognized in the fourth quarter because the legislation authorizing the credit was enacted in December 2019. R&M segment results for the 2018 periods included estimated costs of $759 million due to purchase accounting related inventory effects.

(c)	Includes gains related to the formation of two new joint ventures: The Andersons Marathon Holdings LLC (4Q 2019) and Capline LLC (1Q 2019).

(d)
The fourth quarter of 2019 includes costs incurred in connection with the Speedway separation, Midstream strategic review and other related efforts. Full year 2019 and both 2018 periods also include employee severance, retention and other costs related to the acquisition of Andeavor. Effective October 1, 2019, we discontinued reporting Andeavor transaction-related costs separately as one year has passed since the acquisition and any remaining costs are not material.

(e)	2019 primarily reflects an MPLX goodwill impairment.

Capital Expenditures and Investments (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2019	2018(a)	2019	2018(a)
Refining & Marketing	$614	$444	$1,999	$1,057
Retail	237	235	607	460
Midstream	870	954	3,290	2,630
Corporate and Other(b)	96	60	237	157
Total	$1,817	$1,693	$6,133	$4,304

(a)	Includes the results of Andeavor from the October 1, 2018 acquisition date forward.

(b)	Includes capitalized interest of $40 million, $25 million, $137 million and $80 million, respectively.

Refining & Marketing Operating Statistics (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(per barrel)	2019	2018	2019	2018
Refining & Marketing margin(a)	$15.55	$15.70	$14.23	$14.25
Less:
Refining operating costs(b)	6.25	5.79	5.66	4.99
Distribution costs(c)	4.60	4.64	4.51	4.23
Refining planned turnaround costs	0.54	0.81	0.65	0.80
Depreciation and amortization	1.52	1.44	1.47	1.41
Plus:
Purchase accounting - depreciation and amortization(d)	—	—	0.01	—
Biodiesel tax credit(e)	0.55	—	0.08	—
Other(f)	0.04	0.21	0.05	0.17
Refining & Marketing segment income	$3.23	$3.23	$2.08	$2.99

Refining & Marketing refined product sales volume (mbpd)(g)	3,750	3,764	3,735	2,703
Crude oil capacity utilization (percent)(h)	94	94	96	96
Refinery throughputs (mbpd):(i)
Crude oil refined	2,831	2,857	2,902	2,081
Other charge and blendstocks	238	254	210	193
Total	3,069	3,111	3,112	2,274
Sour crude oil throughput (percent)	45	50	48	52
Sweet crude oil throughput (percent)	55	50	52	48
Refined product yields (mbpd):(i)
Gasoline	1,623	1,593	1,560	1,107
Distillates	1,074	1,111	1,087	773
Propane	56	53	55	41
Feedstocks and special products	228	273	315	288
Heavy fuel oil	54	62	49	38
Asphalt	81	74	87	69
Total	3,116	3,166	3,153	2,316

(a)
Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs. Fourth quarter and full year 2018 are not adjusted for estimated costs of $759 million due to purchase accounting related inventory effects.

(b)	Includes refining major maintenance and operating costs. Excludes planned turnaround and depreciation and amortization expense.

(c)	Includes fees paid to MPLX, on a per barrel throughput basis, of $2.99, $2.11, $2.84 and $2.74, respectively. Excludes depreciation and amortization expense.

(d)	Reflects the cumulative effects related to a measurement period adjustment arising from the finalization of purchase accounting.

(e)	Reflects a benefit of $153 million and $93 million in the fourth quarter and full year 2019, respectively, for the biodiesel tax credit attributable to volumes blended in prior periods.

(f)	Includes income from equity method investments, net gain on disposal of assets and other income.

(g)	Includes intersegment sales.

(h)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(i)	Excludes inter-refinery volumes of 148 mbpd, 85 mbpd, 110 mbpd and 61 mbpd, respectively.

Refining & Marketing Operating Statistics by Region (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019		2018	2019		2018
Gulf Coast
(per barrel)
Refining & Marketing margin dollars(a)	$11.49	$	N/A	$9.94	$	N/A
Refining operating costs(b)	$5.00		$3.90	$4.27		$4.09
Refining planned turnaround costs	$0.65		$0.06	$0.30		$0.44
Refining depreciation and amortization(c)	$1.16		$1.03	$1.10		$1.03

Refinery throughputs (mbpd):(d)
Crude oil refined	1,022		1,177	1,115		1,135
Other charge and blendstocks	257		197	202		190
Total	1,279		1,374	1,317		1,325
Sour crude oil throughput (percent)	58		60	61		62
Sweet crude oil throughput (percent)	42		40	39		38
Refined product yields (mbpd):(d)
Gasoline	569		622	566		574
Distillates	400		467	428		432
Propane	29		28	28		25
Feedstocks and special products	280		260	291		291
Heavy fuel oil	17		20	15		18
Asphalt	15		16	20		19
Total	1,310		1,413	1,348		1,359

Mid-Continent
(per barrel)
Refining & Marketing margin(a)	$17.30	$	N/A	$17.70	$	N/A
Refining operating costs(b)	$5.36		$5.73	$5.16		$5.21
Refining planned turnaround costs	$0.42		$1.02	$0.66		$1.10
Refining depreciation and amortization(c)	$1.45		$1.60	$1.51		$1.67

Refinery throughputs (mbpd):(e)
Crude oil refined	1,189		1,069	1,150		792
Other charge and blendstocks	64		72	54		47
Total	1,253		1,141	1,204		839
Sour crude oil throughput (percent)	26		26	27		33
Sweet crude oil throughput (percent)	74		74	73		67
Refined product yields (mbpd):(e)
Gasoline	674		617	632		444
Distillates	434		398	413		279
Propane	17		18	18		14
Feedstocks and special products	44		36	60		43
Heavy fuel oil	20		19	16		14
Asphalt	66		58	67		50
Total	1,255		1,146	1,206		844

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019		2018	2019		2018
West Coast
(per barrel)
Refining & Marketing margin(a)	$19.44	$	N/A	$16.03	$	N/A
Refining operating costs(b)	$8.84		$9.00	$8.19		$9.00
Refining planned turnaround costs	$0.46		$1.86	$1.20		$1.86
Refining depreciation and amortization(c)	$1.26		$1.26	$1.11		$1.26

Refinery throughputs (mbpd):(f)
Crude oil refined	620		611	637		154
Other charge and blendstocks	65		70	64		17
Total	685		681	701		171
Sour crude oil throughput (percent)	61		72	63		72
Sweet crude oil throughput (percent)	39		28	37		28
Refined product yields (mbpd):(f)
Gasoline	380		354	362		89
Distillates	240		246	246		62
Propane	10		7	9		2
Feedstocks and special products	45		56	68		14
Heavy fuel oil	24		29	24		7
Asphalt	—		—	—		—
Total	699		692	709		174

(a)
Sales revenue less cost of refinery inputs and purchased products, divided by refinery throughputs, excluding inter-refinery transfer volumes. The 2019 margin amounts exclude the biodiesel tax credit related to volumes blended in periods other than the fourth quarter and 2019.

(b)	Includes refining major maintenance and operating costs. Excludes planned turnaround and depreciation and amortization expense.

(c)	Purchase accounting measurement period adjustments related to prior periods are not allocated to regional depreciation and amortization.

(d)	Includes inter-refinery transfer volumes of 113 mbpd and 69 mbpd for the three and twelve months ended December 31, 2019, respectively.

(e)	Includes inter-refinery transfer volumes of 12 mbpd and 10 mbpd for the three and twelve months ended December 31, 2019, respectively.

(f)	Includes inter-refinery transfer volumes of 23 mbpd and 31 mbpd for the three and twelve months ended December 31, 2019, respectively.

Retail Operating Statistics (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Speedway fuel sales (millions of gallons)	1,838	1,976	7,658	6,293
Direct dealer fuel sales (millions of gallons)	625	644	2,554	644
Retail fuel margin (dollars per gallon)(a)	$0.2865	$0.3235	$0.2426	$0.2230
Merchandise sales (in millions)	$1,569	$1,479	$6,305	$5,232
Merchandise margin (in millions)	$451	$417	$1,827	$1,486
Merchandise margin percent	28.7%	28.2%	29.0%	28.4%
Same store gasoline sales volume (period over period)(b)	(4.2)%	(0.7)%	(3.3)%	(1.5)%
Same store merchandise sales (period over period)(b)(c)	4.7%	6.5%	5.4%	4.2%
Total convenience stores at period-end	3,898	3,923
Direct dealer locations at period-end	1,068	1,065

(a)	Includes bankcard processing fees (as applicable).

(b)	Same store comparison includes only locations owned at least 13 months.

(c)	Excludes cigarettes.

Midstream Operating Statistics (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Pipeline throughputs (mbpd)(a)	5,231	5,612	5,245	4,177
Terminal throughput (mbpd)	3,313	3,188	3,279	1,901
Gathering system throughput (million cubic feet per day)(b)	6,192	5,893	6,094	4,779
Natural gas processed (million cubic feet per day)(b)	8,759	8,161	8,661	7,199
C2 (ethane) + NGLs fractionated (mbpd)(b)	557	501	534	464

(a)	Includes common-carrier pipelines and private pipelines contributed to MPLX. Excludes equity method affiliate pipeline volumes.

(b)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Select Financial Data (Unaudited)

(In millions)	December 31 2019	September 30 2019
Cash and cash equivalents	$1,527	$1,525
MPC debt	9,125	9,139
MPLX debt	19,713	19,700
Total consolidated debt	28,838	28,839
Redeemable noncontrolling interest	968	968
Equity	42,139	42,656
Shares outstanding	649	650

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash provided by operations	$2,409	$2,727	$9,441	$6,158
Dividends paid per share	$0.53	$0.46	$2.12	$1.84

Non-GAAP Financial Measures
Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. We believe these non-GAAP financial measures are useful to investors and analysts to assess our ongoing financial performance because, when reconciled to their most comparable GAAP financial measures, they provide improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and our calculations thereof may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures we use are as follows:
Adjusted Net Income Attributable to MPC
Adjusted net income attributable to MPC is defined as net income attributable to MPC excluding the items in the table below, along with their related income tax effect. We have excluded these items because we believe that they are not indicative of our core operating performance and that their exclusion results in an important measure of our ongoing financial performance to better assess our underlying business results and trends.

Adjusted Diluted Earnings Per Share
Adjusted diluted earnings per share is defined as adjusted net income attributable to MPC divided by the number of weighted-average shares outstanding in the applicable period, assuming dilution.

Reconciliation of Net Income Attributable to MPC to Adjusted Net Income Attributable to MPC

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2019	2018	2019	2018
Net income attributable to MPC	$443	$951	$2,637	$2,780
Pre-tax adjustments:
Purchase accounting related inventory effects	—	759	—	759
MPLX debt extinguishment costs	—	60	—	60
Equity method investment restructuring gains	(52)	—	(259)	—
Transaction-related costs	13	183	160	197
Litigation	—	—	22	—
Impairments	1,239	—	1,239	—
Pension settlement	—	—	—	45
Purchase accounting - depreciation and amortization	—	—	(17)	—
Biodiesel tax credit	(175)	—	(104)	—
Out of period tax adjustment	—	—	36	—
Tax impact of adjustments(a)	9	(236)	22	(250)
NCI impact of adjustments	(459)	(22)	(457)	(22)
Adjusted net income attributable to MPC	$1,018	$1,695	$3,279	$3,569

Diluted earnings per share	$0.68	$1.35	$3.97	$5.28
Adjusted diluted earnings per share(b)	$1.56	$2.41	$4.94	$6.78

(a)
We generally tax effect pre-tax earnings adjustments to reported earnings using a combined federal and state statutory rate of approximately 24 percent. However, since the Midstream impairments, net of the portion attributable to NCI, and the biodiesel tax credit are largely non-taxable items, these adjustments are not tax affected for adjusted earnings purposes.

(b)
Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Adjusted EBITDA & Segment Adjusted EBITDA
Adjusted EBITDA and Segment Adjusted EBITDA represent earnings before net interest and other financial costs, income taxes, depreciation and amortization expense as well as adjustments to exclude refining turnaround costs, items not allocated to segment results and other items shown in the table below. We believe these non-GAAP financial measures are useful to investors and analysts to analyze and compare our operating performance between periods by excluding items that do not reflect the core operating results of our business or in the case of turnarounds, which provide benefits over multiple years. We also believe that excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds. Adjusted EBITDA and Segment Adjusted EBITDA should not be considered as a substitute for, or superior to segment income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA and Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Reconciliation of Net Income Attributable to MPC to Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2019	2018	2019	2018
Net income attributable to MPC	$443	$951	$2,637	$2,780
Plus (Less):
Net interest and other financial costs	302	385	1,247	1,003
Net income attributable to noncontrolling interests	(181)	244	618	826
Provision for income taxes	277	437	1,074	962
Depreciation and amortization	978	874	3,638	2,490
Refining planned turnaround costs	153	232	740	664
Equity method investment restructuring gains	(52)	—	(259)	—
Purchase accounting inventory related effects	—	759	—	759
Transaction-related costs	13	183	160	197
Litigation	—	—	22	—
Impairments	1,239	(8)	1,239	(9)
Adjusted EBITDA	$3,172	$4,057	$11,116	$9,672

Reconciliation of Segment Income From Operations to Segment Adjusted EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2019	2018	2019	2018
Refining & Marketing Segment
Segment income from operations	$912	$923	$2,367	$2,481
Add: Depreciation and amortization	430	413	1,665	1,174
Refining planned turnaround costs	153	232	740	664
Purchase accounting inventory effect, net of LIFO	—	759	—	759
Segment Adjusted EBITDA	$1,495	$2,327	$4,772	$5,078
Retail Segment
Segment income from operations	$477	$613	$1,582	$1,028
Add: Depreciation and amortization	159	125	528	353
Segment EBITDA	$636	$738	$2,110	$1,381
Midstream Segment
Segment income from operations	$889	$889	$3,594	$2,752
Add: Depreciation and amortization	342	308	1,267	885
Segment EBITDA	$1,231	$1,197	$4,861	$3,637

Segment Adjusted EBITDA	$3,362	$4,262	$11,743	$10,096
Corporate and other unallocated items	(237)	(233)	(805)	(502)
Add: Depreciation and amortization	47	28	178	78
Adjusted EBITDA	$3,172	$4,057	$11,116	$9,672

Refining & Marketing Margin
Refining margin is defined as sales revenue less the cost of refinery inputs and purchased products and excludes any LCM inventory market adjustment and other items reflected in the table below.
Reconciliation of Refining & Marketing Income from Operations to Refining & Marketing Margin

	Three Months Ended December 31,			Twelve Months Ended December 31,
(In millions)	2019		2018	2019		2018
Refining & Marketing income from operations	$912		$923	$2,367		$2,481
Plus (Less):
Refining operating costs(a)	1,765		1,657	6,421		4,137
Refining depreciation and amortization	382		377	1,465		1,089
Refining planned turnaround costs	153		232	740		664
Distribution costs(b)	1,299		1,329	5,117		3,512
Distribution depreciation and amortization	48		36	200		85
Income from equity method investments	(1)		(1)	(11)		(15)
Net gain on disposal of assets	—		1	(6)		(4)
Other income	(13)		(62)	(43)		(125)
Biodiesel tax credit	(153)		—	(93)		—
Refining & Marketing margin	$4,392		$4,492	$16,157		$11,824

Refining & Marketing margin by region:
Gulf Coast	$1,233	$	N/A	$4,525	$	N/A
Mid-Continent	1,975		N/A	7,712		N/A
West Coast	1,184		N/A	3,920		N/A
Refining & Marketing margin	$4,392	$	N/A	$16,157	$	N/A

(a)	Includes refining major maintenance and operating costs. Excludes planned turnaround and depreciation and amortization expense.

(b)	Includes fees paid to MPLX of $845 million, $603 million, $3,223 million and $2,278 million, respectively. Excludes depreciation and amortization expense.

Retail Fuel Margin
Retail fuel margin is defined as the price paid by consumers or direct dealers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees (where applicable) and excluding any LCM inventory market adjustment.
Retail Merchandise Margin
Retail merchandise margin is defined as the price paid by consumers less the cost of merchandise.
Reconciliation of Retail Income from Operations to Retail Total Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2019	2018	2019	2018
Retail income from operations	$477	$613	$1,582	$1,028
Plus (Less):
Operating, selling, general and administrative expenses	632	593	2,456	1,796
Depreciation and amortization	159	125	528	353
Income from equity method investments	(24)	(23)	(82)	(74)
Net gain on disposal of assets	(27)	(16)	(31)	(17)
Other income	(35)	(2)	(44)	(7)
Retail total margin	$1,182	$1,290	$4,409	$3,079

Retail total margin:
Fuel margin	$706	$848	$2,478	$1,547
Merchandise margin	451	417	1,827	1,486
Other margin	25	25	104	46
Retail total margin	$1,182	$1,290	$4,409	$3,079